FORM 8K - EXHIBIT
                          PURCHASE AGREEMENT
                          ------------------

             (Calibre Pointe Apartments; Atlanta, Georgia)


     THIS AGREEMENT is made and entered into as of April __, 1996 by and between CALIBRE POINTE ASSOCIATES, an Illinois general partnership (hereinafter called "SELLER"), and SECURITY CAPITAL ATLANTIC INCORPORATED, a Maryland corporation (hereinafter called "BUYER").

                            R E C I T A L S
                           ----------------

     A. Seller is the owner of that certain real property located in the City of Atlanta, County of Fulton, State of Georgia, consisting primarily of an apartment complex (the "PREMISES") commonly known as "Calibre Pointe Apartments."
     B. Buyer desires to purchase, and Seller desires to sell, such Premises on the terms and conditions hereinafter documented.
     NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, it is hereby agreed as follows:
     1. PURCHASE AND SALE. Seller shall sell to Buyer, and Buyer shall purchase from Seller, the land (the "LAND") described in Exhibit "A" attached hereto and made a part hereof, together with all right, title and interest of Seller in and to all improvements (the "IMPROVEMENTS"), structures, supplies and fixtures located upon the Land, all right, title and interest of Seller in and to those items of personal property located upon or about the Land and described in Exhibit "B" attached hereto and made a part hereof, all right, title and interest of Seller in and to the name "Calibre Pointe Apartments", the landlord's interest in the "LEASES" (being all leases of the Improvements, including leases which may be made by Seller after the date hereof and prior to "Closing Date" defined below, as permitted by this Agreement), and, to the extent assignable, all right, title and interest of Seller in and to all contract rights, agreements, tenant lists, advertising material and telephone exchange numbers (hereinafter, collectively, the "PROPERTY"), all upon the terms, covenants and conditions hereinafter set forth.
     2. PURCHASE PRICE. The purchase price (the "PURCHASE PRICE") for the Property shall be the sum of $14,500,000.
     3. PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid to Seller by Buyer as follows:
     A. ESCROW DEPOSIT. Within three (3) days after the execution of this Agreement, Buyer shall deliver $150,000 (which deposit, together with all interest thereon earned while such deposit is held by "Escrow Holder", as hereinafter defined, is herein called the "ESCROW DEPOSIT") to Chicago Title Insurance Company, at its offices c/o Ticor Title Insurance Company, 203 North LaSalle Street, Suite 1400, Chicago, Illinois 60601, Attention:
Mr. Richard Lucchesi (which company, in its capacity as escrow holder hereunder, is called "ESCROW HOLDER"). The Escrow Deposit shall be delivered to Escrow Holder by wire transfer of immediately available federal funds or by check evidencing good funds. The amounts deposited hereunder shall be held by Escrow Holder as a deposit against the Purchase Price in accordance with the terms and provisions of this Agreement. At all times that the Escrow Deposit is being held by the Escrow Holder, the Escrow Deposit shall be invested by Escrow Holder in the following investments ("APPROVED INVESTMENTS"): (i) United States Treasury obligations, (ii) United States Treasury-backed repurchase agreements issued by a major money center banking institution reasonably acceptable to Seller and Buyer, or (iii) such other manner as may be reasonably agreed to by Seller and Buyer. The Escrow Deposit shall be disbursed by Escrow Holder only as provided in this Agreement.
     B. CLOSING PAYMENT. The Purchase Price, as adjusted by the application of the Escrow Deposit and by the prorations and credits specified herein, shall be paid in cash on the Closing Date (the amount to be paid under this subparagraph B being herein called the "CLOSING PAYMENT").
     4.    CONDITIONS PRECEDENT
     A.    TITLE MATTERS.
     (1) TITLE REPORT. Seller has ordered (and upon receipt shall deliver to Buyer) a copy of a preliminary title report ("PRELIMINARY TITLE REPORT") covering the Property from Chicago Title Insurance Company (which company, in its capacity as title insurer hereunder, is herein called the "TITLE COMPANY"), together with copies of all exceptions to title referenced thereto. In addition, Seller has ordered (and upon receipt shall deliver to Buyer) an update of that certain ALTA as-built survey of the Property last revised June 4, 1987, prepared by Patterson Engineering, which survey shall be certified to Buyer and Title Company ("SURVEY") in accordance with the Surveyor's Certificate attached hereto as Exhibit "H". If Buyer shall fail to deliver written notice ("TITLE OBJECTION NOTICE") setting forth those title and survey matters to which Seller objects on or before the date which is seven (7) business days following Buyer's receipt of the Preliminary Title Report and the Survey (the "TITLE REVIEW PERIOD"), Buyer shall be deemed to have approved the exceptions to title shown on the Preliminary Title Report and the matters disclosed on the Survey. Notwithstanding anything to the contrary contained herein, Seller shall be obligated to remove (or cause the Title Company to affirmatively insure over) at Seller's expense (and Buyer shall need not object to): (i) any mortgages, deeds of trust or other liens securing any financing obtained by Seller, (ii) any mechanic's or materialmen's liens for work done by or on behalf of Seller, and (iii) any other monetary liens against Seller (provided Seller shall not be obligated to expend more than $50,000 in connection with this clause (iii). Approval by Buyer of any additional exceptions to title or survey matters disclosed after the end of the Title Review Period shall be a condition precedent to Buyer's obligation to purchase the Property; provided, however, such approval shall not be unreasonably withheld. Unless Buyer gives written notice that it disapproves any such additional exceptions to title or survey matters, stating the exceptions so disapproved, on or before the sooner to occur of five (5) business days after receipt of written notice thereof or the Closing Date, Buyer shall be deemed to have approved said additional exceptions or survey matters. If, for any reason, Seller does not cause such exceptions to title or survey matters which Buyer disapproves (to the extent Buyer is permitted hereunder to so disapprove) to be removed on or before the Closing Date at no cost or expense to Buyer (Seller having the right but not the obligation to do so), the obligation of Seller to sell, and Buyer to buy, the Property as herein provided shall terminate (and Seller and Buyer shall have no further obligations in connection herewith).

Buyer shall have the option to waive the condition precedent set forth in this paragraph 4A(1) by notice to Seller. In the event of such waiver, such condition shall be deemed satisfied. All matters set forth on the Preliminary Title Report which are not timely objected to by Buyer, other than matters which Buyer need not object to pursuant to the terms hereof, are herein called the "PERMITTED EXCEPTIONS". The term "Permitted Exceptions" shall additionally include (i) any title matters objected to by Buyer, which objections are subsequently waived in writing by Buyer, and
(ii) any title matters objected to by Buyer, which objections are cured to Buyer's satisfaction.
     (2) EXCEPTIONS TO TITLE. Buyer shall be obligated to accept title to the Property, subject to the following exceptions to title:
     (a)   Real estate taxes and assessments not yet due and payable;
     (b) The printed exceptions which appear in the standard form owner's policy of title insurance issued by Title Company in the State of Georgia (except for ALTA General Exceptions 1 through 5 which shall be deleted pursuant to an ALTA extended coverage endorsement to the "Owner's Policy", as defined below); and
     (c)   The Permitted Exceptions.
Conclusive evidence of the availability of such title shall be the willingness of Title Company to issue to Buyer on the Closing Date an owner's title insurance policy in the standard form issued by Title Company on the State of Georgia ("OWNER'S POLICY"), in the face amount of the Purchase Price, which policy shall (i) show title to the Property to be vested of record in Buyer, and (ii) show the Permitted Exceptions to be the only exceptions to title.
     B. DUE DILIGENCE REVIEWS. Except for title and survey matters (which shall be subject to the provisions of paragraph 4A above), Buyer shall have until 5:00 p.m. (Central time) on May 13, 1996 (the "DUE DILIGENCE PERIOD") within which to complete all of Buyer's due diligence examinations, reviews and inspections of all matters pertaining to the purchase of the Property, including all leases, service contracts, and all physical, environmental and compliance matters and conditions respecting the Property. During the Due Diligence Period, Seller shall provide Buyer with reasonable access to the Property upon reasonable advance notice and either has or within a reasonably prompt period after the date of this Agreement shall make available to Buyer, to the extent in Seller's possession, the following items:
     (i) RENT ROLL AND APARTMENT MIX LIST. A current rent roll and delinquency report ("RENT ROLL") for the Property and a list of apartments sizes and rents (e.g., 1 bedroom, 1 bath: __ units @ $___/mth);
     (ii) FINANCIAL INFORMATION. Operating statements of the Property for the 24 months preceding this Agreement ("OPERATING STATEMENTS") and financial statements (balance sheet, income, expenses and capital improvements) for the Property for the two years preceding this Agreement and year-to-date for the current year;
    (iii) TAX STATEMENTS. Copies or a summary of ad valorem tax statements relating to the Property for the current year or other current tax period (if available) and for the 24 months preceding this Agreement;
     (iv)  LEASES.  Seller's standard lease form;
     (v) SERVICE AGREEMENTS. Copies of all "Service Agreements" (as defined below);
     (vi) MAINTENANCE RECORDS. All available maintenance work orders for the 12 months preceding this Agreement;
    (vii) LIST OF CAPITAL IMPROVEMENTS. A list of all material capital improvements known to Seller and performed on the Property within the 24 months preceding this Agreement;
  (viii) ENVIRONMENTAL REPORTS. Any environmental reports in Seller's possession related to the Property;
     (ix) PLANS AND SPECIFICATIONS. All construction plans and specifications in Seller's possession relating to the original development of the Property and any major capital repairs or tenant improvements;
     (x) EXISTING TITLE AND SURVEY. Copy of Seller's existing title insurance policy and any existing ALTA "as-built" survey of the Property; and
     (xi) INSURANCE CLAIMS. Information regarding insurance claims made by Seller during the 12-month period prior to the date hereof.
     Buyer shall promptly commence, and shall diligently and in good faith pursue, its due diligence review hereunder. Buyer shall at all times conduct its due diligence review, inspections and examinations in a manner so as to not cause damage, loss, cost or expense to Seller or the Property and so as to not interfere with or disturb any tenant at the Property, and Buyer will indemnify, defend, and hold Seller and the Property harmless from and against any such damage, loss, cost or expense (the foregoing obligation surviving any termination of this Agreement). In no event shall Buyer make any intrusive physical testing (environmental, structural or otherwise) at the Property (such as soil borings or the like) without Seller's prior written consent (and shall in all events promptly return the Property to its prior condition and repair thereafter). Without limitation on the foregoing, in no event shall Buyer contact any tenant of the Property without Seller's express written consent. Seller shall have the right, at its option, to cause a representative of Seller to be present at all inspections, reviews and examinations conducted hereunder. At the request of Seller, Buyer shall promptly deliver to Seller true, accurate and complete copies of any written reports relating to the Property prepared for or on behalf of Buyer by any third party (such reports shall be delivered without any representation or warranty by Buyer and Seller shall not be entitled to rely thereon without the prior written consent of the party(ies) which prepared such report(s)) and, in the event of termination hereunder, shall return all documents and other materials furnished to or on behalf of Buyer by Seller hereunder. Buyer shall keep all information or data received or discovered in connection with any of the inspections, reviews or examinations confidential in accordance with the terms of that certain letter agreement dated as of March 25, 1996 respecting such matters. If, on or before the expiration of the Due Diligence Period, based upon such review, examination or inspection, Buyer shall determine, in its sole and absolute discretion, that it no longer intends to acquire the Property, then Buyer shall promptly notify Seller of such determination in writing (such notice being herein called the "TERMINATION NOTICE"), whereupon this Agreement, and the obligations of the parties hereunder, shall terminate and the Escrow Deposit shall be returned to Buyer. If Buyer shall fail to deliver the Termination Notice to Seller on or before the expiration of the Due Diligence Period, Buyer shall be deemed to have waived its right to terminate this Agreement pursuant to this paragraph 4B.
     C. PERFORMANCE BY SELLER. The performance and observance, in all material respects, by Seller of all covenants and agreements of this Agreement to be performed or observed by Seller prior to or on the Closing Date shall be a condition precedent to Buyer's obligation to purchase the Property. In addition, in the event that the "Seller Closing Certificate" (as hereinafter defined) shall disclose any material adverse changes in the representations and warranties of Seller contained in paragraph 7A below which are not otherwise permitted or contemplated by the terms of this Agreement, then Buyer shall have the right to terminate this Agreement.
For purposes of determining compliance with the conditions set forth in this paragraph 4C only, a representation or warranty that is limited to Seller's knowledge or notice shall be false if the factual matter that is the subject of such representation or warranty is false notwithstanding any lack of knowledge or notice to Seller. Buyer shall have the option to waive the condition precedent set forth in this paragraph 4C by written notice to Seller. In the event of such waiver, such condition shall be deemed satisfied.
     D. PERFORMANCE BY BUYER. The performance and observance, in all material respects, by Buyer of all covenants and agreements of this Agreement to be performed or observed by it prior to or on the Closing Date shall be a condition precedent to Seller's obligation to sell the Property.

In addition, in the event that the Buyer Closing Certificate shall disclose any material adverse changes in the representations and warranties of Buyer contained in paragraph 7B below which are not permitted or contemplated by the terms of this Agreement, then Seller shall have the right to terminate this Agreement. For purposes of determining compliance with the conditions set forth in this paragraph 4D only, a representation or warranty that is limited to Buyer's knowledge or notice shall be false if the factual matter that is the subject of such representation or warranty is false
notwithstanding any lack of knowledge or notice to Buyer.   Seller shall
have the option to waive the condition precedent set forth in this paragraph 4D by written notice to Buyer. In the event of such waiver, such condition shall be deemed satisfied.
     5. CLOSING PROCEDURE TRANSACTIONS. The sale and purchase herein provided shall be consummated at a closing conference ("CLOSING CONFERENCE"), which shall be held on the Closing Date at the offices of Seller, 900 North Michigan Avenue, Chicago, Illinois. As used herein, "CLOSING DATE" means May 31, 1996, or such earlier date as may be agreed upon by Buyer and Seller in writing.
     A.    ESCROW.  By the Closing Date, the parties shall deliver to
Title Company, at its office located at Atlanta, Georgia, the following:
(1) by Seller, a duly executed and acknowledged original limited warranty deed ("DEED") in favor of Buyer, in the form of Exhibit "C" attached hereto and made a part hereof, and (2) by Buyer, the Closing Payment in immediately available federal funds. Such deliveries shall be made pursuant to escrow instructions ("ESCROW INSTRUCTIONS") to be executed among Buyer, Seller and Title Company in form reasonably acceptable to such parties in order to effectuate the intent hereof. The conditions to the closing of such escrow shall include the Title Company's receipt of the Deed, the Closing Payment, the commitment of the Title Company to issue the Owner's Policy in the form specified in paragraph 4A(2) hereof, and an authorization notice from each of Buyer and Seller (and each of Buyer and Seller shall be obligated to deliver such authorization notice at the Closing Conference as soon as it is reasonably satisfied that the other party is in a position to deliver the items to be delivered by such other party under subparagraph B below).
     B. DELIVERY TO PARTIES. Upon the satisfaction of the conditions set forth in the Escrow Instructions, then on the Closing Date (1) the Deed shall be delivered to Buyer by Title Company's depositing the same for recordation, (2) the Closing Payment (and the Escrow Deposit) shall be delivered to Seller and (3) at the Closing Conference, the following items shall be delivered:
     (1)   SELLER DELIVERIES.  Seller shall deliver to Buyer the
following:
     (a) A duly executed and acknowledged bill of sale, assignment and assumption agreement ("ASSIGNMENT AND ASSUMPTION AGREEMENT") in the form of Exhibit "D" attached hereto and made a part hereof;
     (b) A certificate of Seller ("SELLER CLOSING CERTIFICATE") updating the representations and warranties contained in paragraph 7A hereof to the Closing Date and noting any changes thereto;
     (c) Duly executed and acknowledged certificates regarding the "non-foreign" status of Seller satisfying both federal, state and local law requirements regarding withholding or other similar matters required in connection with the sale of Property;
     (d) A notice to the tenants of the sale of the Property to Buyer hereunder in the form of Exhibit "J" attached hereto ("TENANT NOTICES");
     (e) To the extent in Seller's possession or control, all of the original Leases, Service Agreements, plans and specifications, and other operating agreements respecting the Property, keys tagged for identification, and other property-specific materials reasonably requested by Buyer (such delivery being accomplished by Seller either delivering the same to Buyer at the Closing Conference or by leaving such materials at the Property).
     (f) Evidence reasonably satisfactory to Buyer and Escrow Holder respecting the due organization of Seller and the due authorization and execution of this Agreement and the documents required to be delivered hereunder; and
     (g)   Such additional documents as may be reasonably required by
Buyer and Title Company in order to consummate the transactions hereunder (provided the same do not increase the costs to, or liability or obligations of, Seller in a manner not otherwise provided for herein).
     (2)   BUYER DELIVERIES.  Buyer shall deliver to Seller the following:
     (a)   A duly executed and acknowledged Assignment and Assumption
Agreement;
     (b) A certificate of Buyer ("BUYER CLOSING CERTIFICATE") updating the representations and warranties contained in paragraph 7B hereof to the Closing Date and noting any changes thereto;
     (c)   The Tenant Notices;
     (d) Evidence reasonably satisfactory to Seller and Escrow Holder respecting the due organization of Buyer and the due authorization and execution of this Agreement and the documents required to be delivered hereunder; and
     (e) Such additional documents as may be reasonably required by Seller and Title Company in or to consummate the transactions hereunder (provided the same do not increase the costs to, or liability or obligations of, Buyer in a manner not otherwise provided for herein).
     C. CLOSING COSTS. Seller shall pay (i) the State of Georgia transfer tax attributable to the Deed, (ii) one-half of the escrow fees of Escrow Holder, and (iii) the costs of the Survey. Buyer shall pay (i) one-half of the escrow fees of Escrow Holder, (ii) all costs and premiums associated with the Owner's Policy (including any title search or commitment fees), (iii) all charges for recording the Deed or other documents contemplated herein, and (iv) all costs and expenses related to Buyer's due diligence examinations, reviews and inspections. Seller and Buyer shall each pay its respective shares of prorations as hereinafter provided.
     D.    PRORATIONS.
     (1) ITEMS TO BE PRORATED. The following shall be prorated between Seller and Buyer as of the Closing Date:
     (a) All real estate taxes and assessments on the Property for the current year or other current tax period not yet due and payable, including any assessments by private covenant constituting a lien or charge on the Property. In no event shall Seller be charged with or be responsible for any increase in the taxes on the Property resulting from the sale of the Property or from any improvements made or leases entered into on or after the Closing Date. In the event that any assessments on the Property are payable in installments, then the installment for the current period shall be prorated (with Buyer assuming the obligation to pay any installments due after the Closing Date).
     (b) All fixed and additional rentals under the Leases, refundable security deposits (including interest thereon if required by law or contract to be paid to the tenant thereunder) and other tenant charges. Seller shall deliver or provide a credit in an amount equal to all prepaid rentals for periods after the Closing Date and all refundable security deposits (to the extent the foregoing were made by tenants under the Leases and are not applied or forfeited prior to the Closing Date) to Buyer on the Closing Date. Rents which are delinquent as of the Closing Date shall not be prorated on the Closing Date. Buyer shall include such delinquencies in its normal billing and shall diligently pursue the collection thereof in good faith after the Closing Date (but Buyer shall not be required to litigate or declare a default in any Lease). To the extent Buyer receives rents on or after the Closing Date, such payments shall be applied first toward then current rent owed to Buyer in connection with the applicable tenant lease for which such payments are received, and any excess monies received shall be applied toward the payment of any delinquent rents, with Seller's share thereof being promptly delivered to Seller. Buyer may not waive any delinquent rents nor modify a tenant lease so as to reduce or otherwise affect amounts owed thereunder for any period in which Seller is entitled to receive a share of charges or amounts without first obtaining Seller's written consent. Seller hereby reserves the right to pursue any remedy against any tenant owing delinquent rents and any other amounts to Seller so long as such tenant has vacated the premises under the Lease. Buyer shall reasonably cooperate with Seller (at Seller's expense) in any collection efforts hereunder (but shall not be required to litigate or declare a default in any Lease). With respect to delinquent rents and any other amounts or other rights of any kind respecting tenants who are no longer tenants of the Property as of the Closing Date, Seller shall retain all rights relating thereto.
     (c)   All other normal and customary operating expenses.
     (2) CALCULATION. The prorations and payments shall be made on the basis of a written statement submitted to Buyer and Seller by Escrow Holder on or before the Closing Date and approved by Buyer and Seller. In the event any prorations or apportionments made under this subparagraph D shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and reprorated when the information is available. The obligations of Seller and Buyer under this paragraph 5D(2) shall survive the closing.
     (3) LEASING COMMISSIONS. On or before the Closing Date, Seller shall pay in full all leasing commissions and locator's and finder's fees due to leasing or other agents for each Lease entered into prior to the Closing Date.
     6. CONDEMNATION OR DESTRUCTION OF PROPERTY. In the event that, after the date hereof but prior to the Closing Date, either any portion of the Property is taken pursuant to eminent domain proceedings or any of the improvements on the Property are damaged or destroyed by any casualty, Seller shall have no obligation to repair or replace any such damage or destruction. Seller shall, upon consummation of the transaction herein provided, assign to Buyer all claims of Seller respecting any condemnation or casualty insurance coverage, as applicable, and all condemnation proceeds or proceeds from any such casualty insurance received by Seller on account of any casualty (the damage from which shall not have been repaired by Seller prior to the Closing Date), as applicable. In the event the condemnation award or the cost of repair of damage to the Property on account of a casualty, as applicable, shall exceed $100,000 (or if a casualty is uninsured, and Seller does not elect to credit Buyer with an amount equal to the cost to repair such uninsured casualty, Seller having the right, but not the obligation, to do so), Buyer may, at its option, terminate this Agreement by notice to Seller, given on or before the Closing Date and receive a refund of the Escrow Deposit.
     7.    REPRESENTATIONS, WARRANTIES AND COVENANTS.
     A.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER.
     (1) GENERAL DISCLAIMER. Except as specifically set forth in paragraph 7A(2) below, the Deed or in the documents delivered by Seller at closing pursuant to paragraph 5B(1) hereof, the sale of the Property hereunder is and will be made on an "as is" basis, without representations and warranties of any kind or nature, express, implied or otherwise, including, but not limited to, any representation or warranty concerning title to the Property, the physical condition of the Property (including, but not limited to, the condition of the soil or the Improvements), the environmental condition of the Property (including, but not limited to, the presence or absence of hazardous substances on or respecting the Property), the compliance of the Property with applicable laws and regulations (including, but not limited to, zoning and building codes or the status of development or use rights respecting the Property), the financial condition of the Property or any other representation or warranty respecting income, expenses, charges, liens or encumbrances, rights or claims on, affecting or pertaining to the Property or any part thereof. Buyer acknowledges that, during the Due Diligence Period, Buyer will examine, review and inspect all matters which in Buyer's judgment bear upon the Property and its value and suitability for Buyer's purposes. Except as to matters specifically set forth in paragraph 7A(2) below, the Deed or in the documents delivered by Seller at closing pursuant to paragraph 5B(1) hereof, Buyer will acquire the Property solely on the basis of its own physical and financial examinations, reviews and inspections and the title insurance protection afforded by the Owner's Policy.
     (2)   LIMITED REPRESENTATIONS AND WARRANTIES OF SELLER.  Seller
hereby represents and warrants to Buyer that, except as set forth in Exhibit "E" attached hereto and made a part hereof (it being understood and agreed that, for the purpose of the representations below, Seller's knowledge shall mean the present actual knowledge of Julie Walner, the portfolio manager for JMB Realty Corporation and, as such, is the employee most involved with the Property in Seller's organization):
     (a) RENT ROLL. Attached as Exhibit "F" and made a part hereof is a true, complete and accurate list, as of the date thereof, of all Leases, together with a summary of certain information respecting the Leases, which information, to Seller's knowledge, is true and correct in all material respects as of the date thereof. Neither Seller, nor to Seller's knowledge, any tenant (except as may be disclosed in the Rent Roll) is in default under any of such tenant leases that remains uncured. Seller has not entered into any contracts with any party requiring the payment of any leasing commissions or leasing fees regarding future leases or as to the procuring of tenants.
     (b) LITIGATION. There is no pending action, litigation, condemnation or other proceeding against the Property or against Seller with respect to the Property, including without limitation, any condemnation proceedings or actions under the Fair Housing Act, which challenges Seller's ability to execute or perform its obligations under this Agreement.
     (c) COMPLIANCE. Seller has received no written notice (i) from any governmental authority or other entity having jurisdiction over the Property to the effect that the Property or the use thereof is not in compliance with applicable laws and ordinances or applicable covenants,
(ii) from any insurer mandating any remediation work which has not been complied with, or (iii) any water, sewer, gas, electric, telephone or drainage facilities or other utilities required by law for the operation of the Property are not installed or otherwise available to the Property.
     (d)   SERVICE AGREEMENTS.  Other than those which are cancelable on
30 days' notice without payment of any fees, there are no service agreements or contracts ("SERVICE AGREEMENTS") or other agreements (other than as expressly set forth in this Agreement) relating to the Property which will be in force on the Closing Date, except as described in
Exhibit "G" attached hereto and made a part hereof, and neither Seller nor, to Seller's knowledge, any other party, is in default thereunder that remains uncured.
     (e) DUE AUTHORITY. This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Seller are and on the Closing Date will be duly authorized, executed and delivered by and are binding upon Seller. Seller is a general partnership, duly organized and validly existing under the laws of the State of Illinois, and is duly authorized and qualified to do all things required of it under this Agreement.
     (f) ENVIRONMENTAL MATTERS. Seller has received no written notice and has no knowledge of the existence, deposit, storage, removal, burial or discharge of any "Hazardous Material" at, upon, under, within or adjacent to the Property or of the violation of any Environmental Law, in an amount which would, as of the date hereof, give rise to an "Environmental
Compliance Cost".   To Seller's knowledge, Seller has not manufactured,
introduced, released or discharged from or onto the Property any Hazardous Material (other than cleaning fluids, lawn maintenance materials and the like customarily used in the operation and management of properties similar to the Property). The term "HAZARDOUS MATERIAL" shall mean (i) asbestos and any chemicals, flammable substances or explosives, any radioactive materials (including radon), any hazardous wastes or substances which have, as of the date hereof, been determined by any applicable Federal, State or local government law to be hazardous or toxic by the U.S. Environmental Protection Agency, the U.S. Department of Transportation, and/or any instrumentality now or hereafter authorized to regulate materials and substances in the environment which has jurisdiction over the Property ("ENVIRONMENTAL AGENCY"), and (ii) any oil, petroleum or petroleum derived substance, any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, which materials listed under items (i) and (ii) above cause the Property (or any part thereof) to be in material violation of any applicable environmental laws or the regulations of any Environmental Agency; provided, however, that the term "Hazardous Material" shall not include motor oil and gasoline contained in or discharged from vehicles not used primarily for the transport of motor oil or gasoline. The term "ENVIRONMENTAL COMPLIANCE COST" means any reasonable out-of-pocket cost, fee or expense incurred directly to satisfy any requirement imposed by an Environmental Agency to bring the Property into compliance with applicable Federal, State and local laws and regulations directly relating to the existence on the Property of any Hazardous Material. The term "ENVIRONMENTAL LAWS" includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations and guidelines as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials.
     (g) FINANCIAL INFORMATION. All financial statements prepared by Seller have been prepared in the usual course of Seller's business.
     B. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows: This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Buyer are and on the Closing Date will be duly authorized, executed and delivered by and are binding upon Buyer; and Buyer is a corporation, duly organized and validly existing and in good standing under the laws of the State of Maryland, and is duly authorized and qualified to do all things required of it under this Agreement.
     C. SURVIVAL. Any cause of action of a party for a breach of the foregoing representations and warranties shall survive until the date which is one (1) year after the Closing Date, at which time such representations and warranties (and any cause of action resulting from a breach thereof not then in litigation) shall terminate. Notwithstanding the foregoing, if Buyer shall have actual knowledge as of the Closing Date that any of the representations or warranties of Seller contained herein are false or inaccurate or that Seller is in breach or default of any of its obligations under this Agreement, and Buyer nonetheless closes the transactions hereunder and acquires the Property, then Seller shall have no liability or obligation respecting such false or inaccurate representations or warranties or other breach or default (and any cause of action resulting therefrom shall terminate upon such closing hereunder).
     D. INTERIM COVENANTS OF SELLER. Until the Closing Date or the sooner termination of this Agreement:
     (1) Seller shall operate (including with respect to its obligations respecting the Leases, the Service Agreements and other agreements affecting the Property) and maintain the Property in the same manner as prior hereto pursuant to its normal course of business (such obligations not including extraordinary capital expenditures or expenditures not incurred in such normal course of business), subject to reasonable wear and tear and further subject to destruction by casualty or other events beyond the control of Seller.
     (2) Seller shall not enter into any additional service contracts or other similar agreements without the prior consent of Buyer, except those deemed reasonably necessary by Seller which are cancelable without payment of any fee on 30 days' notice (and Seller shall promptly provide Buyer with copies of all such additional service contracts).
     (3) Seller shall continue to offer the Property for lease in the same manner as prior hereto pursuant to its normal course of business and shall keep Buyer reasonably informed as to the status of leasing prior to the Closing Date. After the expiration of the Due Diligence Period (unless Buyer shall have theretofore delivered a Termination Notice hereunder), Seller shall not enter into any new leases or modifications of existing leases thereafter without the consent of Buyer (which consent will not be unreasonably withheld or materially delayed); provided, however, Seller may continue to enter into leases which are on Seller's standard lease form (without material modification), are for terms of not more than one year, and provide for rents of not less than Seller's pro forma rents for the Property as set forth in Exhibit "I" attached hereto.
     (4) Seller shall provide Buyer (or its designated independent auditor) with access to those operating books and records directly related to the Property in Seller's possession for the one-year period after the Closing Date. Seller shall request that Seller's third party manager reasonably cooperate with Buyer in conjunction with any audit required by Buyer hereunder and will request that such manager deliver an appropriate representation letter in conjunction therewith; provided, however, in no event shall Seller be obligated to obtain any such representation letter nor shall Seller have any obligation to itself execute such letter or make any representation in connection therewith (and the same shall not constitute a condition to the transactions hereunder).
     8.    INDEMNIFICATION.
     A. BY BUYER. Buyer shall hold harmless, indemnify and defend Seller from and against: (1) any and all third party claims for Buyer's torts or breaches of contract related to the Property and occurring on or after the Closing Date, (2) any claim, liability, actual damage or expense asserted against or suffered by Seller arising out of the breach or inaccuracy of any representation or warranty contained in paragraph 7B above (provided any claims by Seller for indemnification hereunder shall be brought within one (1) year after the Closing Date, at which time any right to indemnification thereunder with respect to any matters not then in litigation shall terminate); (3) any and all loss, damage or third party claims in any way arising from Buyer's inspections or examinations of the Property prior to the Closing Date, and (4) all costs and expenses, including reasonable attorney's fees, incurred by Seller as a result of the foregoing.
     B. BY SELLER. Seller shall hold harmless, indemnify and defend Buyer from and against: (1) any and all third party claims for Seller's torts or breaches of contract related to the Property and occurring prior to the Closing Date; and (2) any claim, liability, actual damage or expense asserted against or suffered by Buyer arising out of the breach or inaccuracy of any representation or warranty contained in paragraph 7A(2) above (provided any claims by Buyer for indemnification hereunder shall be brought within one (1) year after the Closing Date, at which time any right to indemnification thereunder with respect to any matters not then in litigation shall terminate); (3) all costs and expenses, including reasonable attorney's fees, incurred by the Buyer as a result of such claims. The foregoing indemnity shall not cover any matters relating to title or marketability of the Property (Buyer relying on the coverage provided by the Owner's Policy as to such matters).
     C. GENERALLY. Each indemnification under this Agreement shall be subject to the following provisions: The indemnitee shall notify indemnitor of any such claim against indemnitee within 30 days after it has notice of such claim, but failure to notify indemnitor shall in no case prejudice the rights of indemnitee under this Agreement unless indemnitor shall be prejudiced by such failure and then only to the extent of such prejudice. Should indemnitor fail to discharge or undertake to defend indemnitee against such liability within 10 days after the indemnitee gives the indemnitor written notice of the same, then indemnitee may settle such liability, and indemnitor's liability to indemnitee shall be conclusively established by such settlement, the amount of such liability to include both the settlement consideration and the reasonable costs and expenses, including attorneys' fees, incurred by indemnitee in effecting such settlement.
     9. DISPOSITION OF DEPOSITS. IF THE TRANSACTION HEREIN PROVIDED SHALL NOT BE CLOSED BY REASON OF SELLER'S DEFAULT UNDER THIS AGREEMENT OR THE FAILURE OF SATISFACTION OF THE CONDITIONS DESCRIBED IN PARAGRAPH 4 HEREOF OR THE TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH PARAGRAPH 6 HEREOF, THEN THE ESCROW DEPOSIT SHALL BE RETURNED TO BUYER, AND NEITHER PARTY SHALL HAVE ANY FURTHER OBLIGATION OR LIABILITY TO THE OTHER; PROVIDED, HOWEVER, IF THE TRANSACTIONS HEREUNDER SHALL FAIL TO CLOSE SOLELY BY REASON OF SELLER'S DEFAULT, AND BUYER SHALL HAVE FULLY PERFORMED ITS OBLIGATIONS HEREUNDER AND SHALL BE READY, WILLING AND ABLE TO CLOSE, THEN BUYER SHALL BE ENTITLED TO SPECIFICALLY ENFORCE THIS AGREEMENT (BUT NO OTHER ACTION, FOR DAMAGES OR OTHERWISE, SHALL BE PERMITTED). IN THE EVENT THE TRANSACTION HEREIN PROVIDED SHALL NOT CLOSE BY REASON OF BUYER'S DEFAULT UNDER THIS AGREEMENT, THEN THE ESCROW DEPOSIT SHALL BE DELIVERED TO SELLER AS FULL COMPENSATION AND LIQUIDATED DAMAGES UNDER AND IN CONNECTION WITH THIS AGREEMENT. IN THE EVENT THE TRANSACTION HEREIN PROVIDED SHALL CLOSE, THE ESCROW DEPOSIT SHALL BE APPLIED AS A PARTIAL PAYMENT OF THE PURCHASE PRICE. IN CONNECTION WITH THE FOREGOING, THE PARTIES RECOGNIZE THAT SELLER WILL INCUR EXPENSE IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND THAT THE PROPERTY WILL BE REMOVED FROM THE MARKET; FURTHER, THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN THE EXTENT OF DETRIMENT TO SELLER CAUSED BY THE BREACH BY BUYER UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR THE AMOUNT OF COMPENSATION SELLER SHOULD RECEIVE AS A RESULT OF BUYER'S BREACH OR DEFAULT. IN THE EVENT THE SALE OF THE PROPERTY SHALL NOT BE CONSUMMATED ON ACCOUNT OF BUYER'S DEFAULT, THEN THE RETENTION OF THE ESCROW DEPOSIT SHALL BE SELLER'S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT BY REASON OF SUCH DEFAULT, SUBJECT TO THE PROVISIONS OF PARAGRAPH 10I HEREOF.

     ------------------        ----------------
     SELLER'S INITIALS         BUYER'S INITIALS

   10.     MISCELLANEOUS.
     A.    BROKERS.
     (1) Except as provided in subparagraph (2) below, Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no broker or finder has been engaged by it, respectively, in connection with any of the transactions contemplated by this Agreement or to its knowledge is in any way connected with any of such transactions. In the event of a claim for broker's or finder's fee or commissions in connection herewith, then Seller shall indemnify and defend Buyer from the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and, except for any claims by Broker which are Seller's responsibility hereunder, Buyer shall indemnify and defend Seller from the same if it shall be based upon any statement or agreement alleged to have been made by Buyer. The indemnification obligations under this paragraph 10 A(1) shall survive the closing of the transactions hereunder or the earlier termination of this Agreement.
     (2) If and only if the sale contemplated herein closes, Seller agrees to pay a brokerage commission to Richard Ellis, LLC ("BROKER") pursuant to a separate written agreement.
     B.    LIMITATION OF LIABILITY.
           (1)   Notwithstanding anything to the contrary contained
herein, if the closing of the transactions hereunder shall have occurred (and Buyer shall not have waived, relinquished or released any applicable rights in further limitation), the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement (or any document executed or delivered in connection herewith) shall not exceed $1,000,000.
           (2) No constituent partner in or agent of Seller (other than JMB Mortgage Partners, Ltd.-III ("JMB-III") or JMB Mortgage Partners, Ltd.- IV ("JMB-IV"), the general partners of Seller), nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any corporation or trust that is or becomes a constituent partner in Seller, JMB-III or JMB-IV (including, but not limited to, JMB Realty Corporation, and the individual(s) specified in paragraph 7A(2) above) shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Buyer and its successors and assigns and, without limitation, all other persons and entities, shall look solely
to Seller's,         JMB-III's and JMB-IV's assets for the payment of any
claim or for any performance, and Buyer, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent partner in Seller, JMB-III, or JMB-IV (or in any other constituent partner of Seller, JMB-III or JMB-IV), nor any obligation of any constituent partner in Seller (or in any other constituent partner of Seller, JMB-III, or JMB-IV) to restore a negative capital account or to contribute capital to Seller, JMB-III or JMB-IV (or to any other constituent partner of Seller), shall at any time be deemed to be the property or an asset of Seller, JMB-III or JMB-IV or any such other constituent partner (and neither Buyer nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of partner's obligation to restore or contribute).
     C. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters. This Agreement may not be modified or amended except by written agreement signed by both parties.
     D.    TIME OF THE ESSENCE.  Time is of the essence of this Agreement.
     E. INTERPRETATION. Paragraph headings shall not be used in construing this Agreement. Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement. As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto.
     F. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia.
     G. SUCCESSORS AND ASSIGNS. Neither party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other party (in which event such transferee shall assume in writing all of the transferor's obligations hereunder, but such transferor shall not be released from its obligations hereunder); provided, however, Buyer may assign its interest in this Agreement to an Affiliate. For the purposes of this paragraph 10G, an "AFFILIATE" means an entity that directly or indirectly controls, is controlled by or is under common control with Buyer, (and the term "CONTROL" means the power to direct the management of such entity through voting rights, ownership or contractual obligations). No consent given by Seller to any transfer or assignment of Buyer's rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Buyer's rights or obligations hereunder. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.
     H. NOTICES. Any notice which a party is required or may desire to give the other shall be in writing and shall be sent by personal delivery, by mail (either [i] by United States registered or certified mail, return receipt requested, postage prepaid, or [ii] by Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery), or by facsimile addressed as follows (subject to the right of a party to designate a different address for itself by notice similarly given):

     TO BUYER:

     Security Capital Atlantic Incorporated
     Six Piedmont Center
     Suite 600
     Atlanta, Georgia  30305
     Attention:  Mr. Raymond D. Barrows
     Facsimile:  (404) 233-2379

     WITH COPY TO:

     Mayer, Brown & Platt
     700 Louisiana Street
     Suite 3600
     Houston, Texas 77002
     Attention:  Vytas A. Petrulis
     Facsimile:  (713) 224-6410

     TO SELLER:

     Calibre Pointe Apartments
     c/o JMB Realty Corporation
     900 North Michigan Avenue
     19th Floor
     Chicago, Illinois 60611
     Attention:  Mr. Glenn E. Emig
     Facsimile:  (312) 915-2310

     WITH COPY TO:

     Pircher, Nichols & Meeks
     1999 Avenue of the Stars
     Suite 2600
     Los Angeles, California 90067
     Attention:  Real Estate Notices (GML)
     Facsimile:  (310) 201-8922

Any notice so given by mail shall be deemed to have been given as of the date of delivery (whether accepted or refused) established by U.S. Post Office return receipt or the overnight carrier's proof of delivery, as the case may be. Any notice given by facsimile shall be deemed delivered upon transmission of such notice. Any such notice not so given shall be deemed given upon receipt of the same by the party to whom the same is to be given.
     I. LEGAL COSTS. The parties hereto agree that they shall pay directly any and all legal costs which they have incurred on their own behalf in the preparation of this Agreement, all deeds and other agreements pertaining to this transaction and that such legal costs shall not be part of the closing costs. In addition, if either Buyer or Seller brings any suit or other proceeding with respect to the subject matter or the enforcement of this Agreement, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys' fees, expenses and costs of investigation actually incurred. The foregoing includes, but is not limited to, attorneys' fees, expenses and costs of investigation (including, without limitation, those incurred in appellate proceedings), costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes.
     J. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.
     K. REPORTING PERSON. Seller and Buyer hereby designate Escrow Holder as the Real Estate Reporting Person for purposes of Section 6045 of the Internal Revenue Code; and Escrow Holder, by its execution below, hereby accepts such appointment.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



                            CALIBRE POINTE ASSOCIATES,
                            an Illinois limited partnership

                            By:   JMB MORTGAGE PARTNERS, LTD.-III,
                                  a Illinois limited partnership,
                                  General Partner


                                  By:  JMB REALTY CORPORATION,
                                       a Delaware corporation,
                                       Corporate General Partner



                                       By:
                                             --------------------------
                                             Name:
                                                   --------------------
                                             Title:
                                                   --------------------


                            By:   JMB MORTGAGE PARTNERS, LTD.-IV,
                                  an Illinois limited partnership,
                                  General Partner


                                  By:  JMB REALTY CORPORATION,
                                       a Delaware corporation,
                                       Corporate General Partner



                                       By:
                                             --------------------------
                                             Name:
                                                   --------------------
                                             Title:
                                                   --------------------
                                                               "Seller"



                            SECURITY CAPITAL ATLANTIC INCORPORATED,
                            a Maryland corporation


                            By:
                                  -----------------------------------
                                  Name:
                                       ------------------------------
                                  Title:
                                       ------------------------------
                                                                "Buyer"








                    ESCROW HOLDER'S ACKNOWLEDGEMENT
                    -------------------------------



     The undersigned hereby executes this Agreement to evidence its agreement to act as Escrow Holder in accordance with the terms of this Agreement.


Date: ________________CHICAGO TITLE INSURANCE COMPANY,

                            a ______________________________________


                            By:   ___________________________________
                                  Name: _____________________________
                                  Title: ____________________________
                                                        "Escrow Holder"









                             EXHIBIT LIST
                             ------------



           "A"   -    Property Description

           "B"   -    Personal Property List

           "C"   -    Deed

           "D"   -    Assignment and Assumption Agreement

           "E"   -    Exceptions to Seller's Representations and
Warranties

           "F"   -    Rent Roll

           "G"   -    Service Agreements

           "H"   -    Surveyor's Certificate

           "I"   -    Proforma Rents

           "J"   -    Notice to Tenants






                              EXHIBIT "A"

                         Property Description








                              EXHIBIT "B"

                        Personal Property List








                              EXHIBIT "C"

                                 Deed









                              EXHIBIT "D"

                  Assignment and Assumption Agreement








                              EXHIBIT "E"

         Exceptions to Seller's Representations and Warranties

                                 NONE









                              EXHIBIT "F"

                               Rent Roll








                              EXHIBIT "G"

                          Service Agreements


           Landscaping            -    L. Jones Landscape Associates
           Pest Control           -    Atlanta Pest Control
           Gate warranty          -    Riordan Protective Services
           Alarm Warranty         -    X-truder
           Patrol Service         -    Future Security
           Copier Lease           -    Xerox







                              EXHIBIT "H"

                        Surveyor's Certificate








                              EXHIBIT "I"

                            Proforma Rents








                              EXHIBIT "J"

                           Notice to Tenants